Sabre reports fourth quarter and full-year 2018 results

Fourth quarter 2018 highlights:

•	Revenue increased 4.8%

•	Net income attributable to common stockholders increased 2.8% to $84.4 million

•	Diluted net income attributable to common stockholders per share (EPS) was consistent with the year ago period at $0.30

•	Adjusted EPS grew 6.3% to $0.34

Full year 2018 highlights:

•	Revenue increased 7.5%

•	Net income attributable to common stockholders increased 39.2% to $337.5 million

•	Diluted net income attributable to common stockholders per share (EPS) increased 40.2% to $1.22

•	Adjusted EPS grew 10.0% to $1.54

•	Cash provided by operating activities increased 6.9% to $724.8 million

SOUTHLAKE, Texas – February 12, 2019– Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2018.

"2018 demonstrates continued progress on a strong foundation," said Sean Menke, Sabre president and CEO. "Our commitment to the strategy we laid out at the beginning of 2018 resulted in strong financial and operational performance, with high-single digit revenue growth, solid EPS growth and strong growth in Free Cash Flow. We augmented our leadership team with skilled technology executives, evolved our go-to-market strategy and accelerated our technology evolution. Continued evidence of momentum behind our strategic and commercial initiatives demonstrates we are delivering for our customers and stockholders. Our progress gives me confidence in our 2019 expectations, including driving continued growth in Free Cash Flow."

Q4 2018 Financial Summary

Sabre consolidated fourth quarter revenue increased 4.8% to $923.9 million, compared to $881.9 million in the year-ago period.

Operating income was $121.0 million, a decrease of 10.1% from $134.6 million in the fourth quarter of 2017. The decline in operating income was driven by Travel Network incentive expense growth, higher depreciation and amortization and an unfavorable comparison to a $10.9 million credit in the prior year quarter related to an impairment reduction, partially offset by solid revenue growth.

Net income attributable to common stockholders totaled $84.4 million, an increase of 2.8% from net income of $82.1 million in the fourth quarter of 2017. Diluted net income attributable to common stockholders per share (EPS) was consistent with the year ago period at $0.30. The increase in net income attributable to common stockholders was partially driven by a U.S. statutory tax rate reduction and favorable comparison to $46.6 million of transition tax expense in the year-ago quarter related to the enactment of the Tax Cuts and Jobs Act ("TCJA"). This was partially offset by the items impacting operating income described above and an unfavorable comparison to a $59.6 million provisional Tax Receivable Agreement liability reduction included in other income in the year-ago quarter, also related to the enactment of the TCJA.

Fourth quarter consolidated Adjusted Operating Income was $157.9 million, a 2.1% increase from $154.6 million in the fourth quarter of 2017. The increase in consolidated Adjusted Operating Income was the result of solid revenue growth, partially offset by Travel Network incentive expense growth and higher depreciation and amortization.

For the quarter, Sabre reported Adjusted Net Income from continuing operations per share (Adjusted EPS) of $0.34, an increase of 6.3% from $0.32 per share in the fourth quarter of 2017.

During the fourth quarter of 2018, Sabre returned $38.5 million to shareholders through its regular quarterly dividend.

Full-Year 2018 Financial Summary

For the full-year 2018, Sabre total consolidated revenue increased 7.5% to $3.867 billion, compared to $3.598 billion for the prior year.

Operating income was $562.0 million, an increase of 13.9% from $493.4 million in 2017. Solid revenue growth and the benefits of the cost reduction and business alignment program initiated in August 2017 were largely offset by Travel Network incentive expense growth, increased technology operating expenses and higher depreciation and amortization. The increase in operating income was primarily driven by favorable comparisons to an $81.1 million impairment charge and a $25.3 million restructuring charge related to the announcement of the cost reduction and business alignment program recorded in the prior year, partially offset by an unfavorable comparison against a $43.0 million settlement with the company's insurance carriers, net of accrued legal and related expenses, in 2017 related to litigation that was settled in 2012.

Net income attributable to common stockholders totaled $337.5 million, an increase of 39.2% from $242.5 million in 2017. Diluted net income attributable to common shareholders per share (EPS) totaled $1.22 compared to $0.87 in 2017, an increase of 40.2%. The increase in net income attributable to common stockholders was driven by the items impacting operating income described above, a U.S. statutory tax rate reduction, a favorable comparison to $46.6 million of transition tax expense in the prior year related to the enactment of the TCJA and a favorable comparison to $14.8 million in debt modification costs in the prior year. This was partially offset by an unfavorable comparison to a $59.6 million provisional Tax Receivable Agreement liability reduction in the prior year, also related to the enactment of the TCJA.

Consolidated Adjusted Operating Income totaled $701.4 million, a 0.7% decrease from $706.1 million in 2017. The decrease in consolidated Adjusted Operating Income was the result of Travel Network incentive expense growth, increased technology operating expenses and higher depreciation and amortization, partially offset by solid revenue growth and the benefits of the cost reduction and business alignment program initiated in August 2017.

For the full-year 2018, Adjusted EPS increased 10.0% to $1.54 from $1.40 per share in 2017.

With regards to Sabre's full year 2018 cash flows (versus prior year):

•	Cash provided by operating activities totaled $724.8 million (vs. $678.0 million)

•	Cash used in investing activities totaled $275.3 million (vs. $317.5 million)

•	Cash used in financing activities totaled $306.5 million (vs. $356.8 million)

•	Free Cash Flow totaled $440.9 million (vs. $361.6 million)

For the full year 2018, Sabre returned $180.4 million to shareholders, including $154.1 million through its regular quarterly dividend and the repurchase of 1.1 million shares for approximately $26.3 million in aggregate under its share repurchase authorization.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Total Company:

Revenue	$923,928	$881,862	4.8	$3,866,956	$3,598,484	7.5
Operating Income	$121,019	$134,600	(10.1)	$562,016	$493,440	13.9
Net income attributable to common stockholders	$84,400	$82,090	2.8	$337,531	$242,531	39.2
Diluted net income attributable to common stockholders per share (EPS)	$0.30	$0.30	—	$1.22	$0.87	40.2

Adjusted Gross Profit*	$365,366	$359,599	1.6	$1,521,408	$1,500,186	1.4
Adjusted EBITDA*	$267,545	$256,667	4.2	$1,124,390	$1,078,571	4.2
Adjusted Operating Income*	$157,877	$154,606	2.1	$701,432	$706,149	(0.7)
Adjusted Net Income*	$95,045	$87,961	8.1	$427,570	$390,118	9.6
Adjusted EPS*	$0.34	$0.32	6.3	$1.54	$1.40	10.0

Cash provided by operating activities	$188,604	$222,127	(15.1)	$724,797	$678,033	6.9
Cash used in investing activities	$(69,595)	$(74,573)	(6.7)	$(275,259)	$(317,525)	(13.3)
Cash used in financing activities	$(54,097)	$(55,844)	(3.1)	$(306,506)	$(356,780)	(14.1)
Free Cash Flow*	$110,328	$148,502	(25.7)	$440,857	$361,597	21.9

Net Debt (total debt, less cash)	$2,922,590	$3,126,652
Net Debt / LTM Adjusted EBITDA*	2.6x	2.9x

Travel Network:

Revenue	$665,177	$619,029	7.5	$2,806,194	$2,550,470	10.0
Transaction Revenue	$622,555	$577,031	7.9	$2,634,571	$2,376,816	10.8
Subscriber / Other Revenue	$42,621	$41,998	1.5	$171,622	$173,654	(1.2)
Operating Income	$165,330	$161,393	2.4	$753,255	$744,045	1.2

Adjusted Operating Income*	$165,431	162,205	2.0	$755,811	$746,625	1.2

Total Bookings	126,774	121,412	4.4	558,274	524,824	6.4
Air Bookings	111,072	105,903	4.9	491,820	462,381	6.4
Lodging, Ground and Sea Bookings	15,702	15,509	1.2	66,454	62,443	6.4
Bookings Share	37.1%	36.0%		37.5%	36.3%

Airline Solutions:

Revenue	$201,934	$205,400	(1.7)	$822,747	$816,008	0.8
Operating Income	$29,116	$43,399	(32.9)	$111,146	$137,932	(19.4)

Adjusted Operating Income*	$29,116	$43,399	(32.9)	$111,146	$137,932	(19.4)

Passengers Boarded	184,143	173,052	6.4	752,548	772,149	(2.5)

Hospitality Solutions:

Revenue	$66,726	$64,281	3.8	$273,079	$258,352	5.7
Operating Income	$2,954	$2,649	11.5	12,881	9,670	33.2

Adjusted Operating Income*	$2,954	$2,649	11.5	$12,881	$9,670	33.2

Central Reservation System Transactions	22,436	N/A	N/A	88,655	N/A	N/A
*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Travel Network

Fourth quarter 2018 highlights (versus prior year):

•	Travel Network revenue increased 7.5% to $665.2 million. Revenue growth was driven by solid global bookings growth and an increase in average booking fee.

•	Global bookings increased 4.4%, driven by 9.0% growth in Asia-Pacific, 6.0% growth in North America and 1.8% growth in EMEA. Latin American bookings declined 8.6%.

•	Global air bookings share increased 110 basis points to 37.1%.

•	Operating income increased 2.4% to $165.3 million, and operating income margin was 24.9%.

•
Operating income was supported by strong revenue growth and a reduction in headcount-related and other costs, partially offset by incentive expense growth, increased technology operating expenses, and higher depreciation and amortization.

Full year 2018 highlights (versus prior year):

•	Travel Network revenue increased 10.0% to $2.806 billion. Revenue growth was driven by a stable bookings environment, global share gain and growth in average booking fee.

•	Global bookings increased 6.4%, driven by 17.4% growth in Asia-Pacific, 5.4% growth in North America and 3.1% growth in EMEA. Latin American bookings declined 3.9%.

•	Global air bookings share increased 120 basis points to 37.5%.

•	Operating income increased 1.2% to $753.3 million, and operating income margin was 26.8%.

•
Operating income was supported by strong revenue growth and the benefits of the cost reduction and business alignment program initiated in August of 2017, partially offset by incentive expense growth, increased technology operating expenses, and higher depreciation and amortization.

Airline Solutions

Fourth quarter 2018 highlights (versus prior year):

•
Airline Solutions revenue decreased 1.7% to $201.9 million. SabreSonic reservation revenue declined 1.0%, with passengers boarded growth offset by a modest decline in passengers boarded rate. AirVision and AirCentre commercial and operations solutions revenue declined 4.7% due to the impact of ASC 606 adoption. Discrete professional services revenue increased in the quarter.

•
The net year-over-year impact of ASC 606 adoption drove a $6.9 million reduction in revenue in the quarter, net of upfront revenue recognition from new license fee implementations and renewals. Excluding this impact, revenue grew 1.7%.

•
Airline passengers boarded increased 6.4% in the quarter, driven by 2.9% growth on a consistent carrier basis and the SabreSonic reservation system implementation at LATAM Airlines that was completed in the second quarter of 2018.

•	Operating income decreased 32.9% to $29.1 million, and operating income margin was 14.4%.

•	The decline in operating income was driven by the impact of ASC 606, increased technology operating expenses and higher depreciation and amortization.

Full year 2018 highlights (versus prior year):

•	Airline Solutions revenue increased 0.8% to $822.7 million.

•
SabreSonic reservation revenue declined 0.6% as solid passengers boarded growth on a consistent carrier basis and new implementations largely offset the negative impact of ending legacy reservation system services to Southwest Airlines mid-2017. AirVision and AirCentre commercial and operations solutions revenue growth was 5.2%, driven by organic growth, new implementations and new license fee implementations and renewals that partially mitigated the negative impact of ASC 606 adoption. Discrete professional services revenue declined.

•
The net year-over-year impact of adopting ASC 606 drove an $11.6 million reduction in revenue for the year, net of upfront revenue recognition from new license fee implementations and renewals. Excluding the impacts of the Southwest de-migration and ASC 606, Airline Solutions revenue grew 5.4%.

•
Airline passengers boarded declined 2.5%, largely due to the impact of the Southwest Airlines de-migration, partially offset by 5.4% growth on a consistent carrier basis and the completion of the SabreSonic reservation system implementation at LATAM Airlines in the second quarter of 2018.

•	Operating income decreased 19.4% to $111.1 million, and operating income margin was 13.5%.

•
The decline in operating income was driven by a negative revenue mix shift, the impact of ASC 606 adoption, increased technology operating expenses and higher depreciation and amortization, partially offset by the benefits of the cost reduction and business alignment program initiated in August of 2017.

Hospitality Solutions

Fourth quarter 2018 highlights (versus prior year):

•	Hospitality Solutions revenue increased 3.8% to $66.7 million. SynXis software and services revenue increased 8.3%, driven by growth in central reservations system transactions. This growth was partially offset by a decline in project-based digital marketing services revenue.

•	Operating income increased 11.5% to $3.0 million, and operating income margin was 4.4%.

•	The increase in operating income was driven by revenue growth, including a mix shift toward higher margin revenue, and a reduction in headcount-related and other costs.

Full year 2018 highlights (versus prior year):

•
Hospitality Solutions revenue increased 5.7% to $273.1 million. SynXis software and services revenue growth of 11.0%, driven by growth in central reservation systems transactions. This growth was partially offset by a decline in project-based digital marketing services revenue.

•	Operating income increased 33.2% to $12.9 million, and operating income margin was 4.7%.

•
The increase in operating income was driven by revenue growth, including a mix shift toward higher margin revenue, and the benefits of the cost reduction and business alignment program initiated in August of 2017.

Dividend

Sabre's Board of Directors declared a quarterly dividend of $0.14 per share, payable on March 29, 2019 to shareholders of record on March 21, 2019.

Full-Year 2019 Financial Guidance

"In 2019, we expect solid revenue growth and even stronger growth in Free Cash Flow. We have made great progress on our technology evolution in 2018 and expect to take significant steps to further accelerate our efforts in 2019," said Doug Barnett, CFO. “We expect to build on the momentum of our cloud migration and mainframe offload and complete our transition to agile development methods to drive tangible benefits to our customers and shareholders. We believe our more modern and flexible technology platform will enable us to accelerate delivery of new innovation to the market and deliver significant cost savings.

"In 2019, we expect total technology costs to increase 3% to 4%, which is in line with our March 2018 Investor Day expectations. With the increased efficiencies we are achieving, over the medium term from 2019 to 2022, we now expect total technology spend to increase at only a 1% CAGR, a reduction from our previous expectations. We expect this lower rate of technology spend growth to help drive an acceleration in Free Cash Flow over the medium term, with faster growth than previous expectations.

"As we have stated previously, the costs associated with our cloud migration are not capitalized under GAAP. This, combined with the acceleration of our mainframe offload and our transition to full adoption and maturity of agile development methods, is expected to reduce the capitalized portion of our total technology spend in 2019 and over the medium term, with no impact on total technology spend levels. The important thing to remember is these changes are Free Cash Flow neutral."

With respect to the 2019 guidance below, full-year Free Cash Flow guidance consists of expected full-year cash provided by operating activities of $615 million to $635 million less additions to property and equipment of $130 million to $150 million.

($ millions)	2019 Guidance	Growth Rate
Revenue	$4,005M - $4,085M	4% - 6%

Free Cash Flow	Approximately $485M	Approximately 10%

Additional guidance metrics are included in the slide presentation and prepared remarks regarding Sabre's fourth quarter and full year 2018 earnings conference call, which have been posted on the Sabre Investor Relations website at investors.sabre.com. The slide presentation and prepared remarks includes further discussion of the change in capitalization mix discussed above.

Conference Call

Sabre will conduct its fourth quarter and full-year 2018 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of its website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$130 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

Sabre routinely posts important information for investors on its Investor Relations section of its website, investors.sabre.com. The company intends to use this website as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website, in addition to following the company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, the Sabre website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income from continuing operations ("Adjusted Net Income"), Adjusted EBITDA, Adjusted Net Income from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business Outlook and Financial Guidance" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "guidance," "outlook," "forecast," “expect,” "momentum," "progress," "confidence," "plan," "anticipate," "estimate," "preliminary," "objective," "will," "provisional," "project," "believe," “may,” “should,” “would,” “intend," “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, the closing, integration and effects of the acquisition of Farelogix and the financial performance of that company, exposure to pricing pressure in the Travel Network business, maintenance of the stability and integrity of our systems and infrastructure and the effect of any security incidents, the implementation and effects of new or renewed agreements, the effects of the implementation of new accounting standards, the effects of tax law changes, travel suppliers' usage of alternative distribution models, competition in the travel distribution market and solutions markets, the implementation and results of our cost reduction and business alignment program, failure to adapt to technological developments, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, changes affecting travel supplier customers, use of third-party distributor partners, dependence on relationships with travel buyers, adverse global and regional economic and political conditions, including, but not limited to, economic conditions in countries or regions with traditionally high levels of exports to China or that have commodities-based economies and the effect of "Brexit" and uncertainty due to related negotiations, risks arising from global operations, reliance on third parties to provide information technology services, compliance with regulatory and other requirements, including data privacy, our ability to recruit, train and retain employees, including our key executive officers and technical employees, and the effects of litigation and regulatory investigations. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2018 and our Annual Report on Form 10-K filed with the SEC on February 16, 2018 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Heidi Castle	Barry Sievert
+1-682-605-4290	sabre.investorrelations@sabre.com
heidi.castle@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$923,928	$881,862	$3,866,956	$3,598,484
Cost of revenue	673,430	631,234	2,791,414	2,513,857
Selling, general and administrative	129,479	126,938	513,526	510,075
Impairment and related charges	—	(10,910)	—	81,112
Operating income	121,019	134,600	562,016	493,440
Other (expense) income:
Interest expense, net	(40,208)	(37,348)	(157,017)	(153,925)
Loss on extinguishment of debt	—	—	(633)	(1,012)
Joint venture equity income	101	812	2,556	2,580
Other, net	2,237	56,318	(8,509)	36,530
Total other (expense) income, net	(37,870)	19,782	(163,603)	(115,827)
Income from continuing operations before income taxes	83,149	154,382	398,413	377,613
Provision for income taxes	(3,879)	71,201	57,492	128,037
Income from continuing operations	87,028	83,181	340,921	249,576
Income (loss) from discontinued operations, net of tax	(1,478)	296	1,739	(1,932)
Net income	85,550	83,477	342,660	247,644
Net income attributable to noncontrolling interests	1,150	1,387	5,129	5,113
Net income attributable to common stockholders	$84,400	$82,090	$337,531	$242,531

Basic net income per share attributable to common stockholders:
Income from continuing operations	$0.31	$0.30	$1.22	$0.88
Income (loss) from discontinued operations	(0.01)	—	0.01	(0.01)
Net income per common share	$0.31	$0.30	$1.23	$0.87
Diluted net income per share attributable to common stockholders:
Income from continuing operations	$0.31	$0.30	$1.21	$0.88
Income (loss) from discontinued operations	(0.01)	—	0.01	(0.01)
Net income per common share	$0.30	$0.30	$1.22	$0.87
Weighted-average common shares outstanding:
Basic	275,322	274,272	275,235	276,893
Diluted	277,881	274,951	277,518	278,320

Dividends per common share	$0.14	$0.14	$0.56	$0.56

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$509,265	$361,381
Accounts receivable, net	508,122	490,558
Prepaid expenses and other current assets	170,243	108,753
Total current assets	1,187,630	960,692
Property and equipment, net	790,372	799,194
Investments in joint ventures	27,769	27,527
Goodwill	2,552,369	2,554,987
Acquired customer relationships, net	323,731	351,034
Other intangible assets, net	289,517	332,171
Deferred income taxes	24,322	31,817
Other assets, net	610,671	591,942
Total assets	$5,806,381	$5,649,364

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$165,227	$162,755
Accrued compensation and related benefits	112,866	112,343
Accrued subscriber incentives	301,530	271,200
Deferred revenues	80,902	110,532
Other accrued liabilities	185,178	198,353
Current portion of debt	68,435	57,138
Tax Receivable Agreement	104,257	59,826
Total current liabilities	1,018,395	972,147
Deferred income taxes	135,753	99,801
Other noncurrent liabilities	340,495	480,185
Long-term debt	3,337,467	3,398,731
Stockholders’ equity
Common stock: $0.01 par value; 450,000 authorized shares; 291,664 and 289,138 shares issued, 275,352 and 274,342 shares outstanding at December 31, 2018 and 2017, respectively	2,917	2,891
Additional paid-in capital	2,243,419	2,174,187
Treasury stock, at cost, 16,312 and 14,796 shares at December 31, 2018 and 2017, respectively	(377,980)	(341,846)
Retained deficit	(768,566)	(1,053,446)
Accumulated other comprehensive loss	(132,724)	(88,484)
Noncontrolling interest	7,205	5,198
Total stockholders’ equity	974,271	698,500
Total liabilities and stockholders’ equity	$5,806,381	$5,649,364

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2018	2017
Operating Activities
Net income	$342,660	$247,644
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	413,344	400,871
Impairment and related charges	—	81,112
Amortization of upfront incentive consideration	77,622	67,411
Tax Receivable Agreement	4,852	(59,603)
Deferred income taxes	43,099	48,760
Stock-based compensation expense	57,263	44,689
Debt modification costs	1,558	14,758
Allowance for doubtful accounts	7,749	9,459
Amortization of debt issuance costs	3,981	5,923
Joint venture equity income	(2,556)	(2,580)
Loss (income) from discontinued operations	(1,739)	1,932
Dividends received from joint venture investments	1,411	1,088
Loss on extinguishment of debt	633	1,012
Other	(2,349)	13,284
Changes in operating assets and liabilities:
Accounts and other receivables	(45,586)	(108,596)
Upfront incentive consideration	(88,735)	(94,296)
Capitalized implementation costs	(39,168)	(60,766)
Prepaid expenses and other current assets	14,362	109
Other assets	(29,607)	(21,111)
Accounts payable and other accrued liabilities	(27,080)	67,034
Deferred revenue including upfront solution fees	8,127	13,861
Accrued compensation and related benefits	(15,044)	6,038
Cash provided by operating activities	724,797	678,033
Investing Activities
Additions to property and equipment	(283,940)	(316,436)
Other investing activities	8,681	(1,089)
Cash used in investing activities	(275,259)	(317,525)
Financing Activities
Proceeds of borrowings from lenders	—	1,897,625
Payments on borrowings from lenders	(47,310)	(1,880,506)
Cash dividends paid to common stockholders	(154,080)	(154,861)
Repurchase of common stock	(26,281)	(109,100)
Payments on Tax Receivable Agreement	(58,908)	(99,241)
Debt prepayment fees and issuance costs	(1,567)	(19,052)
Net proceeds on the settlement of equity-based awards	2,040	12,647
Other financing activities	(20,400)	(4,292)
Cash used in financing activities	(306,506)	(356,780)
Cash Flows from Discontinued Operations
Cash used in operating activities	(1,895)	(4,848)
Cash used in discontinued operations	(1,895)	(4,848)
Effect of exchange rate changes on cash and cash equivalents	6,747	(1,613)
(Decrease) increase in cash and cash equivalents	147,884	(2,733)
Cash and cash equivalents at beginning of period	361,381	364,114
Cash and cash equivalents at end of period	$509,265	$361,381

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income from continuing operations ("Adjusted Net Income"), Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Profit as operating income (loss) adjusted for selling, general and administrative expenses, impairment and related charges, the cost of revenue portion of depreciation and amortization, restructuring and other costs, amortization of upfront incentive consideration, and stock-based compensation included in cost of revenue.

We define Adjusted Operating Income (Loss) as operating income (loss) adjusted for joint venture equity income, impairment and related charges, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs (reimbursements), net, and stock-based compensation.

We define Adjusted Net Income as net income (loss) attributable to common stockholders adjusted for income (loss) from discontinued operations, net of tax, net income attributable to noncontrolling interests, impairment and related charges, acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs (reimbursements), net, stock-based compensation and the tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision for income taxes.

We define Adjusted EPS as Adjusted Net Income divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. We also believe that Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Profit and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted Operating Income (Loss), Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•
other companies, including companies in our industry, may calculate Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of net income attributable to common stockholders to Adjusted Net Income, Adjusted EBITDA and Adjusted Operating Income:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income attributable to common stockholders	$84,400	$82,090	$337,531	$242,531
Loss (income) from discontinued operations, net of tax	1,478	(296)	(1,739)	1,932
Net income attributable to noncontrolling interests(1)	1,150	1,387	5,129	5,113
Income from continuing operations	87,028	83,181	340,921	249,576
Adjustments:
Impairment and related charges(2)	—	(10,910)	—	81,112
Acquisition-related amortization(3a)	16,423	20,194	68,008	95,860
Loss on extinguishment of debt	—	—	633	1,012
Other, net(5)	(2,237)	(56,318)	8,509	(36,530)
Restructuring and other costs(6)	—	(1,329)	—	23,975
Acquisition-related costs(7)	3,266	—	3,266	—
Litigation costs (reimbursements)(8)	1,250	963	8,323	(35,507)
Stock-based compensation	15,818	10,276	57,263	44,689
Tax impact of net income adjustments(9)	(26,503)	41,904	(59,353)	(34,069)
Adjusted Net Income from continuing operations	$95,045	$87,961	$427,570	$390,118
Adjusted Net Income from continuing operations per share	$0.34	$0.32	$1.54	$1.40
Diluted weighted-average common shares outstanding	277,881	274,951	277,518	278,320

Adjusted Net Income from continuing operations	$95,045	$87,961	$427,570	$390,118
Adjustments:
Depreciation and amortization of property and equipment(3b)	77,963	73,438	303,612	264,880
Amortization of capitalized implementation costs(3c)	11,407	11,510	41,724	40,131
Amortization of upfront incentive consideration(4)	20,298	17,113	77,622	67,411
Interest expense, net	40,208	37,348	157,017	153,925
Remaining provision for income taxes	22,624	29,297	116,845	162,106
Adjusted EBITDA	267,545	256,667	1,124,390	1,078,571
Less:
Depreciation and amortization(3)	105,793	105,142	413,344	400,871
Amortization of upfront incentive consideration(4)	20,298	17,113	77,622	67,411
Acquisition-related amortization(3a)	(16,423)	(20,194)	(68,008)	(95,860)
Adjusted Operating Income	$157,877	$154,606	$701,432	$706,149

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cash provided by operating activities	$188,604	$222,127	$724,797	$678,033
Cash used in investing activities	(69,595)	(74,573)	(275,259)	(317,525)
Cash used in financing activities	(54,097)	(55,844)	(306,506)	(356,780)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cash provided by operating activities	$188,604	$222,127	$724,797	$678,033
Additions to property and equipment	(78,276)	(73,625)	(283,940)	(316,436)
Free Cash Flow	$110,328	$148,502	$440,857	$361,597

Reconciliation of net income (loss) attributable to common stockholders to LTM Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended
	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	LTM
Net income attributable to common stockholders	$87,880	$92,246	$73,005	$84,400	$337,531
Loss (income) from discontinued operations, net of tax	1,207	(760)	(3,664)	1,478	(1,739)
Net income attributable to noncontrolling interests(1)	1,362	1,079	1,538	1,150	5,129
Income from continuing operations	90,449	92,565	70,879	87,028	340,921
Adjustments:
Acquisition-related amortization(3a)	17,590	17,588	16,407	16,423	68,008
Loss on extinguishment of debt	633	—	—	—	633
Other, net(5)	1,106	7,735	1,905	(2,237)	8,509
Acquisition-related costs(8)	—	—	—	3,266	3,266
Litigation costs(8)	828	1,020	5,225	1,250	8,323
Stock-based compensation	12,606	13,594	15,245	15,818	57,263
Depreciation and amortization of property and equipment(3b)	74,463	74,960	76,226	77,963	303,612
Amortization of capitalized implementation costs(3c)	9,823	10,395	10,099	11,407	41,724
Amortization of upfront incentive consideration(4)	19,456	19,661	18,207	20,298	77,622
Interest expense, net	38,109	39,409	39,291	40,208	157,017
Provision for income taxes	36,275	75	25,021	(3,879)	57,492
Adjusted EBITDA	$301,338	$277,002	$278,505	$267,545	$1,124,390

Net Debt (total debt, less cash)					$2,922,590
Net Debt / LTM Adjusted EBITDA					2.6x

	Three Months Ended
	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	LTM
Net income (loss) attributable to common stockholders	$75,939	$(6,487)	$90,989	$82,090	$242,531
Loss (income) from discontinued operations, net of tax	477	1,222	529	(296)	$1,932
Net income attributable to noncontrolling interests(1)	1,306	1,113	1,307	1,387	5,113
Income (loss) from continuing operations	77,722	(4,152)	92,825	83,181	249,576
Adjustments:
Impairment and related charges(2)	—	92,022	—	(10,910)	81,112
Acquisition-related amortization(3a)	35,181	20,259	20,226	20,194	95,860
Loss on extinguishment of debt	—	—	1,012	—	1,012
Other, net(5)	15,234	752	3,802	(56,318)	(36,530)
Restructuring and other costs(6)	—	25,304	—	(1,329)	23,975
Litigation costs (reimbursements), net (8)	3,501	958	(40,929)	963	(35,507)
Stock-based compensation	8,034	14,724	11,655	10,276	44,689
Depreciation and amortization of property and equipment (3b)	61,300	63,810	66,332	73,438	264,880
Amortization of capitalized implementation costs (3c)	9,189	8,948	10,484	11,510	40,131
Amortization of upfront incentive consideration(4)	16,132	16,161	18,005	17,113	67,411
Interest expense, net	39,561	38,097	38,919	37,348	153,925
Provision (benefit) for income taxes	31,707	(15,466)	40,595	71,201	128,037
Adjusted EBITDA	$297,561	$261,417	$262,926	$256,667	$1,078,571

Net Debt (total debt, less cash)					$3,126,652
Net Debt / LTM Adjusted EBITDA					2.9x

Reconciliation of operating income (loss) to Adjusted Gross Profit, Adjusted EBITDA and Adjusted Operating Income (Loss) by business segment:

	Three Months Ended December 31, 2018
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$165,330	$29,116	$2,954	$(76,381)	$121,019
Add back:
Selling, general and administrative	42,694	18,181	8,323	60,281	129,479
Cost of revenue adjustments:
Depreciation and amortization(3)	27,371	43,332	10,091	6,369	87,163
Amortization of upfront incentive consideration(4)	20,298	—	—	—	20,298
Stock-based compensation	—	—	—	7,407	7,407
Adjusted Gross Profit	255,693	90,629	21,368	(2,324)	365,366
Selling, general and administrative	(42,694)	(18,181)	(8,323)	(60,281)	(129,479)
Joint venture equity income	101	—	—	—	101
Selling, general and administrative adjustments:
Depreciation and amortization(3)	2,940	3,500	949	11,241	18,630
Acquisition-related costs(7)	—	—	—	3,266	3,266
Litigation costs(8)	—	—	—	1,250	1,250
Stock-based compensation	—	—	—	8,411	8,411
Adjusted EBITDA	216,040	75,948	13,994	(38,437)	267,545
Less:
Depreciation and amortization(3)	30,311	46,832	11,040	17,610	105,793
Amortization of upfront incentive consideration(4)	20,298	—	—	—	20,298
Acquisition-related amortization(3a)	—	—	—	(16,423)	(16,423)
Adjusted Operating Income (Loss)	$165,431	$29,116	$2,954	$(39,624)	$157,877

Operating income margin	24.9%	14.4%	4.4%	NM	13.1%
Adjusted Operating Income Margin	24.9%	14.4%	4.4%	NM	17.1%

	Three Months Ended December 31, 2017
	Travel Network		Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$161,393	43,499,000	$43,399	$2,649	$(72,841)	$134,600
Add back:
Selling, general and administrative	42,700		17,372	10,118	56,748	126,938
Impairment and related charges(2)	—		—	—	(10,910)	(10,910)
Cost of revenue adjustments:
Depreciation and amortization(3)	27,154		40,475	9,658	10,837	88,124
Restructuring and other costs(6)	—		—	—	(372)	(372)
Amortization of upfront incentive consideration(4)	17,113		—	—	—	17,113
Stock-based compensation	—		—	—	4,106	4,106
Adjusted Gross Profit	248,360		101,246	22,425	(12,432)	359,599
Selling, general and administrative	(42,700)		(17,372)	(10,118)	(56,748)	(126,938)
Joint venture equity income	812		—	—	—	812
Selling, general and administrative adjustments:
Depreciation and amortization(3)	3,166		2,234	390	11,228	17,018
Restructuring and other costs(6)	—		—	—	(957)	(957)
Litigation costs(8)	—		—	—	963	963
Stock-based compensation	—		—	—	6,170	6,170
Adjusted EBITDA	209,638		86,108	12,697	(51,776)	256,667
Less:
Depreciation and amortization(3)	30,320		42,709	10,048	22,065	105,142
Amortization of upfront incentive consideration(4)	17,113		—	—	—	17,113
Acquisition-related amortization(3a)	—		—	—	(20,194)	(20,194)
Adjusted Operating Income (Loss)	$162,205		$43,399	$2,649	$(53,647)	$154,606

Operating income margin	26.1%		21.1%	4.1%	NM	15.3%
Adjusted Operating Income Margin	26.2%		21.1%	4.1%	NM	17.5%

	Year Ended December 31, 2018
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$753,255	$111,146	$12,881	$(315,266)	$562,016
Add back:
Selling, general and administrative	160,298	73,675	33,626	245,927	513,526
Cost of revenue adjustments:
Depreciation and amortization(3)	106,877	170,258	36,826	27,692	341,653
Amortization of upfront incentive consideration(4)	77,622	—	—	—	77,622
Stock-based compensation	—	—	—	26,591	26,591
Adjusted Gross Profit	1,098,052	355,079	83,333	(15,056)	1,521,408
Selling, general and administrative	(160,298)	(73,675)	(33,626)	(245,927)	(513,526)
Joint venture equity income	2,556	—	—	—	2,556
Selling, general and administrative adjustments:
Depreciation and amortization(3)	11,399	12,173	3,117	45,002	71,691
Acquisition-related costs(7)	—	—	—	3,266	3,266
Litigation reimbursements(8)	—	—	—	8,323	8,323
Stock-based compensation	—	—	—	30,672	30,672
Adjusted EBITDA	951,709	293,577	52,824	(173,720)	1,124,390
Less:
Depreciation and amortization(3)	118,276	182,431	39,943	72,694	413,344
Amortization of upfront incentive consideration(4)	77,622	—	—	—	77,622
Acquisition-related amortization(3a)	—	—	—	(68,008)	(68,008)
Adjusted Operating Income (Loss)	$755,811	$111,146	$12,881	$(178,406)	$701,432

Operating income margin	26.8%	13.5%	4.7%	NM	14.5%
Adjusted Operating Income Margin	26.9%	13.5%	4.7%	NM	18.1%

	Year Ended December 31, 2017
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$744,045	$137,932	$9,670	$(398,207)	$493,440
Add back:
Selling, general and administrative	162,997	78,638	47,121	221,319	510,075
Impairment and related charges(2)	—	—	—	81,112	81,112
Cost of revenue adjustments:
Depreciation and amortization(3)	96,796	149,685	31,686	39,645	317,812
Restructuring and other costs(6)	—	—	—	12,604	12,604
Amortization of upfront incentive consideration(4)	67,411	—	—	—	67,411
Stock-based compensation	—	—	—	17,732	17,732
Adjusted Gross Profit	1,071,249	366,255	88,477	(25,795)	1,500,186
Selling, general and administrative	(162,997)	(78,638)	(47,121)	(221,319)	(510,075)
Joint venture equity income	2,580	—	—	—	2,580
Selling, general and administrative adjustments:
Depreciation and amortization(3)	12,783	8,820	1,428	60,028	83,059
Restructuring and other costs(6)	—	—	—	11,371	11,371
Litigation reimbursements(8)	—	—	—	(35,507)	(35,507)
Stock-based compensation	—	—	—	26,957	26,957
Adjusted EBITDA	923,615	296,437	42,784	(184,265)	1,078,571
Less:
Depreciation and amortization(3)	109,579	158,505	33,114	99,673	400,871
Amortization of upfront incentive consideration(4)	67,411	—	—	—	67,411
Acquisition-related amortization(3a)	—	—	—	(95,860)	(95,860)
Adjusted Operating Income (Loss)	$746,625	$137,932	$9,670	$(188,078)	$706,149

Operating income margin	29.2%	16.9%	3.7%	NM	13.7%
Adjusted Operating Income Margin	29.3%	16.9%	3.7%	NM	19.6%

Non-GAAP Footnotes

(1)
Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Abacus International Lanka Pte Ltd of 40%, and (iv) Sabre Bulgaria of 40% beginning in November 2017.

(2)
Impairment and related charges represents an $81 million charge in 2017 associated with net capitalized contract costs related to an Airline Solutions' customer based on our analysis of the recoverability of such amounts.

(3)	Depreciation and amortization expenses:

a.	Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4)
Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided up front. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(5)
In 2018, Other, net, includes an expense of $5 million related to our liability under the Tax Receivable Agreement ("TRA") offset by a gain of $8 million on the sale of an investment. In 2017, we recognized a benefit of $60 million due to a reduction to our liability under the TRA primarily due to a provisional adjustment resulting from the enactment of TCJA which reduced the U.S. corporate income tax rate, offset by a loss of $15 million related to debt modification costs associated with a debt refinancing. In 2016, we recognized a gain of $15 million from the sale of our available-for-sale marketable securities, and a $6 million gain associated with the receipt of an earn-out payment from the sale of a business in 2013. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(6)
Restructuring and other costs represents charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs. We recorded $25 million and $20 million in charges associated with an announced action to reduce our workforce in 2017 and 2016, respectively. These reductions aligned our operations with business needs and implemented an ongoing cost and organizational structure consistent with our expected growth needs and opportunities. In 2015, we recognized a restructuring charge of $9 million associated with the integration of Abacus, and reduced that estimate by $4 million in 2016, as a result of the reevaluation of our plan derived from a shift in timing and strategy of originally contemplated actions. As of December 31, 2018, our actions under this plan have been substantially completed and payments under the plan have been made.

(7)
Acquisition-related costs represent fees and expenses incurred associated with the 2018 agreement to acquire Farelogix, which is anticipated to close in 2019, and in 2016, the acquisition of the Trust Group and Airpas Aviation.

(8)
Litigation costs (reimbursements), net represent charges associated with antitrust and other foreign non-income tax contingency matters. In 2018, we recorded non-income tax expense of $5 million for tax, penalties and interest associated with certain non-income tax claims for historical periods regarding permanent establishment in a foreign jurisdiction. In 2017, we recorded a $43 million reimbursement, net of accrued legal and related expenses, from a settlement with our insurance carriers with respect to the American Airlines litigation. In 2016, we recorded an accrual of $32 million representing the trebling of the jury award plus our estimate of attorneys’ fees, expenses and costs in the US Airways litigation.

(9)
The tax impact on net income adjustments includes the tax effect of each separate Adjustment based on the statutory tax rate for the jurisdiction(s) in which the Adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions and other items. In 2018, the provision for income taxes includes a benefit of $27 million related to the enactment of the TCJA for deferred taxes and foreign tax effects. In 2017, provision for income taxes includes a provisional impact of $47 million recognized as a result of the enactment of the TCJA in December 2017.